Exhibit 10.3

Mobile Tint LLC

A Texas Limited Liability Company

Form of Operating Agreement

Issued: July 2021

ARTICLE I.

DEFINITIONS

1.01 Definitions. The following terms used in this Agreement shall have the following meanings:

a)	“Act” means collectively, and as each may be amended from time to time: Texas Business Organization Code, Title 3, Chapter 101 entitled Limited Liability Companies; and Texas Business Organization Code, Title 1, entitled General Provisions.

b)	“Agreed Value” means the purchase price established for purchase transactions involving Membership Interests in the Company when purchased by the Company or other Members except as otherwise provided in the Share Exchange Agreement or herein, and shall be calculated and determined as follows:

a.	As applicable:

i.	The amount and form of consideration set forth in the Share Exchange Agreement for the Additional Units (defined in the Share Exchange Agreement) on or before the Additional Closing (defined in the Share Exchange Agreement);

ii.	The amount agreed upon by the Parties to the transaction involving Membership Interests; or

iii.	that amount represented by the fair market value of the Company on the Trigger Date multiplied by the Percentage Interest/percentage value of the Membership Interest (versus total Membership Interests of the Company) to be purchased. Unless otherwise set forth in this Agreement, the “fair market value” of the Company shall be determined by the average of the recommendations/findings/calculations performed by two business valuation experts or certified public accountants, working independently, selected by the Company and Member involved in the transaction or by the Members involved in the transaction (or by Unanimous Vote, where the foregoing options would not apply). All such calculations must be completed within the time period referenced in the remainder of this Agreement to permit a timely sale or exchange. The valuation expert shall use that method of valuation most commonly used in determining the fair market value of a going concern operating business similar to the Company which, at minimum, must determine the value of the Company in a hypothetical sale to a third party.

c)	“Bankruptcy” or “Bankrupt” means, as to any Member, the Member’s taking, or acquiescing to the taking, of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term ‘acquiescing’ shall include, without limitation, the failure to file within the time specified by law, an answer or opposition to any proceeding commenced against such Member under any such law and a failure to file, within thirty (30) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.

d)	“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made. “Initial Capital Contribution” means the initial contribution to the capital of the Company pursuant to this Agreement.

e)	“Certificate of Formation” means the Certificate of Formation of the Company as filed with the Secretary of State of Texas and amended from time to time, as necessary.

f)	“Code” means the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

g)	“Company” refers to Mobile Tint LLC.

h)	“Designated Authority” means the individual Governing Authority of an Entity Member entitled to exercise the Voting Interests of an Entity Member, and initially consists of the individuals set forth on Schedule 1 of this Agreement. The Designated Authority for the Exchanging Member shall be the then serving Board of Directors of the Exchanging Member.

i)	“Disability” shall mean the inability to perform Company functions as a Member, Officer or Manager as determined by an independent physician qualified to establish impairment ratings or other measures of disability according to the American Medical Association Guides to the Evaluation of Permanent Impairment;

j)	“Distributable Cash” means all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders (including any Member Loans); ii) all cash expenditures incurred in the normal operation of the Company's business; and iii) such Reserves as required under this Agreement or as the Managers deem reasonably necessary for the proper operation of the Company's business;

k)	“Entity” or “Entities” means any general partnership, limited partnership, limited liability company, series of a limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

l)	“Exchanging Member” refers to C-Bond Systems, Inc.

m)	“Exculpation Exceptions” means, as it pertains to Managers or Officers, acts or failures to act that constitute: i) fraud against the Company; ii) a breach of fiduciary responsibility, breach of loyalty, or breach of the duty of good faith and fair dealing toward the Company; or iii) an act or omission involving the Company for which the liability of a Manager or Officer cannot be waived under applicable law.

n)	“Governing Authority” is as defined under the Act;

o)	“Gross Asset Value” means, with respect to any item of property of the Company, the item's adjusted basis for federal income tax purposes, except as follows:

a.	The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as determined by the Managers;

b.	The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company, if the Manager(s) reasonably determine that, with respect to adjustments, such adjustments as are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company(for taxation purposes) within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(g) [regarding the liquidation of partnerships for tax purposes];

c.	The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

d.	The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1 and this Agreement; provided, however, that Gross Asset Values shall not be adjusted to the extent the Managers determines that an adjustment is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment.

p)	“Incapacity” or “Incapacitated” shall mean a person’s loss of mental capacity to manage that person’s estate and/or affairs as the term ‘incapacity’ and/or ‘intellectual disability’ are further defined and determined under the Texas Estates Code;

q)	“Manager(s)” means one or more managers. References to the Manager in the singular or as him, her, it, itself, they or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine (or other non-binary gender) reference as the case may be and vice versa for references to Managers where there is a single Manager.

r)	“Member” means each of the individuals or entities who hold a Membership Interest in the Company and who execute a counterpart of this Agreement as a Member. To the extent a Manager has obtained a Membership Interest in the Company, that Manager will have all the rights of a Member with respect to that Membership Interest, and the term “Member” includes a Manager to the extent the Manager owns or has purchased a Membership Interest in the Company.

s)	“Membership Interest” means a Member's entire interest in the Company including but not limited to that Member's right to share in the Company's Profits, Losses, Distributable Cash, distributions of the Company's assets pursuant to this Operating Agreement and the Act. A Member’s right to participate in the management of the business and affairs of the Company or voting is distinct and subject to the provisions in this Agreement and the Act. Membership Interests will be numerically represented as ‘Units.’ Where applicable, references to “Membership Interests” may be used interchangeably with “Percentage Interest” to refer to the percentage of Units held by a Member based on the total number of Units issued by the Company.

t)	“Operating Agreement” or “Agreement” means this Operating Agreement of the Company as originally executed and as amended from time to time.

u)	“Percentage Interest” means a Member’s percentage interest in the Company based upon the Member’s Units owned divided by the total number of Units issued by the Company (the Percentage Interest may change from time to time and may be expressed in whole numbers or in whole plus fractional interests to two decimal points).

v)	“Persons” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and permitted assigns of such “Person” where the context so permits.

w)	“Profits” and “Losses” mean, for each fiscal year of the Company or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

a.	Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits and Losses for purposes of this definition shall be added to such taxable income or loss;

b.	Any expenditures of the Company described in Code section 705(a)(2)(B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses for purposes of this definition shall be subtracted from such taxable income or loss;

c.	In the event the Gross Asset Value of any Company asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

d.	Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

e.	In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such fiscal year or other period, computed in accordance with the definition thereof; and

f.	Notwithstanding any other provision of this definition, any items of income, gain, expense or loss that are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits and Losses.

x)	“Proxy” bears the meaning set forth in the Act.

y)	“Reserves” means funds set aside or amounts allocated to reserves which shall be maintained in amounts deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business.

z)	“Share Exchange Agreement” refers to that certain Share Exchange Agreement between Member Michael Wanke, the Company and the Exchanging Member.

aa)	“Transfer” means a sale, exchange, assignment, transfer or other disposition of Membership Interest or beneficial interest in a Membership Interest (whether voluntary, involuntary or by operation of law);

bb)	“Treasury Regulations” include proposed, temporary and final regulations promulgated under the Code.

cc)	“Trigger Date means the date of notice of, or the date upon which, a particular event causes or triggers the purchase or sale of Membership Interests upon the terms and conditions contained herein. The Trigger Date is additionally defined below.

dd)	“Unanimous Vote” means the approval, through documented written consent or agreement, or after a Vote conducted in accordance with this Agreement or the Act, of all Members of the Company with a Voting Interest.

ee)	“Vote” means:
a.	a written consent or approval;
b.	an electronically transmitted communication constituting a written consent or approval (such as electronic mail);
c.	a ballot cast at a Meeting; or
d.	a voice vote.

ff)	“Voting Interest” means, with respect to a Member, the right to Vote or participate in management and any right to information concerning the business and affairs of the Company provided under the Act, except as limited by the provisions of this Agreement. A Member's Voting Interest shall be directly proportional to that Member's Percentage Interest. An Entity-Member’s Designated Authority is the sole person authorized to exercise an Entity-Member’s voting or consent rights.

ARTICLE II.

COMPANY NAME AND PURPOSE

2. 01 Certificate of Formation and Name. The Company has been duly organized under the laws of the State of Texas in accordance with the Act and previously filed the Certificate of Formation. The name of the Company is Mobile Tint LLC. The Company will conduct business under this name and any assumed name filed for record with such assumed name being part of the intellectual property of the Company. The Company is or will be a domestic, for profit, limited liability company as that term is defined and regulated by the Act as of the effective date set forth above.

2.02  Purpose. The company's purpose is to transact and carry on all lawful business for which a limited liability company may be operated in accordance with the Act.

2.03  Principal Place of Business. The Company’s principal business office shall be located at 2029 Pat Booker Rd, Universal City, TX 78148. The Company may locate its place or places of business and registered office at any other place or places the Managers deem advisable, provided that the Managers notify the Members of the change within sixty (60) days of such change. This Agreement is performable in Bexar County, Texas.

2.05  Registered Office/Registered Agent. The Company's registered agent and office shall be Michael Wanke at 2029 Pat Booker Rd, Universal City, TX 78148. The registered office and registered agent may be changed by the Manager by filing the address of the new registered office and/or the name of the new registered agent with the Texas Secretary of State, pursuant to the Act. The Company shall maintain such records as required by the Act at its principal office, registered office or such other office designated by the Company. If the Managers change the Registered Agent or office, the Manager must notify the Members of the change within sixty (60) days of such change. Manager must inform the Exchanging Member of all correspondence with state or federal agencies, including but not limited to the Internal Revenue Service and the State of Texas.

2.06  Term. The term of the Company is perpetual unless the Company is earlier dissolved or merged with another entity and its affairs are wound up in accordance with either the provisions of this Agreement or the Act.

ARTICLE III.

MANAGERS

3. 01 Management. The business and affairs of the Company shall be managed by its Managers. The Managers shall direct, manage and control the business of the Company. Except for situations in which the approval of the Members is required by this Agreement or by non-waivable provisions of the Act, the Managers shall have the authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. Only Managers have the authority to bind the company. Except as otherwise provided in this Agreement, all decisions, approvals, determinations and actions affecting the Company shall be determined, made, approved, or authorized only by an affirmative vote of a majority of all Managers. Abstentions and refusals to act upon any measure shall be considered as a vote in favor of the proposed measure. A Manager is deemed to have abstained whenever a response by that Manager has not been received within five (5) days after the time specified in this Agreement or in the notice for the response, whichever is applicable. An unresolved dispute amongst Managers regarding decision-making or the exercise of the powers listed in Paragraph 3.03 of this Agreement (that is, deadlock on a particular issue or matter) will be considered a fundamental business decision requiring Member approval and must be submitted to the Members for resolution and approval by Unanimous Vote. Except as provided herein, the Manager shall have full power and authority to conduct all day to day business of the Company. As an 80% owned subsidiary of the Exchanging Member, the Chief Executive Officer and the Board of Directors of Exchanging Member will be informed and must approve substantive (not day to day) decisions.

3.02   Number of Managers; Initial Managers. The Company shall have three (3) Managers. The initial Managers shall be Michael Wanke, Scott Silverman, and Allison Tomek, who shall serve as Managers until a resignation or removal in accordance with the terms of this Agreement. The Managers shall file such documents as may be necessary to reflect the Manager’s status as Manager of the Company. The Managers are not required to be a resident of the State of Texas nor shall they be required to be a Member of the Company. The number of Managers may also be increased or decreased by a Unanimous Vote. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the Manager’s successor shall be elected and qualified, or until the Manager’s earlier death, resignation, Disability, Incapacity or removal. Entities acting as Managers shall act through their Designated Authority for all matters relating to the exercise of a Manager’s authority and voting. Any action of the Designated Authority taken on behalf of an Entity-Manager shall be deemed the lawfully approved action of the Entity serving as Manager, and the Designated Authority shall be deemed such Entity’s agent with authority to bind such Entity.

3.03  Limitation on Manager Powers.

The Managers shall NOT have the authority to perform or approve the following actions unless such action is also approved by a Unanimous Vote:

i.	To terminate the existing Lease between Company and MDW Management, LLC for the premises commonly known as 2029 Pat Booker Rd, Universal City, TX 78148 except as otherwise provided for in the executed version of such Lease;

ii.	To enter into a new lease for real property or equipment;

iii.	To borrow money for the Company from banks, other lending institutions, the Manager, Members, or affiliates of the Manager or Members or to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums other than ‘net’ accounts in the ordinary course of the Company’s business,;

iv.	To establish lines of credit for an in the name of the Company with financial institutions such as banks or other lending institutions;

v.	To execute any mortgages or deeds of trust; security agreements, financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases, and any other instruments or documents necessary to the business of the Company;

vi.	To make any tax election under the Code; or

vii.	To determine and declare distributions to Members.

Unless authorized to do so by this Agreement or by the Managers of the Company, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized in writing by the Managers to act as an agent of the Company.

3.04  Manager’s Agreements. If more than one Manager is then serving, the Managers may designate or delineate duties between themselves so that one Manager overseas the operations or decision making for specific areas of the Company’s business so long as said ‘Manager’s Agreement’ is in writing and approved by a majority of Managers.

3.05  Election of Managers. The initially named Managers referenced above shall remain the Managers of the Company unless a successor for a given Manager is elected by Unanimous Vote or unless another provision of this Agreement would provide for their removal. Additional Managers may be added if elected in accordance with Section 3.07 below. Election of Managers shall occur at the annual meeting of the Company, regular meetings of the Members, or at any special meeting of the Members. Managers shall generally hold office until their successors are elected and qualified.

3.06  Resignations. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of that notice or at such later date specified in the notice and the acceptance of that resignation shall not be necessary to make it effective. The resignation of a Manager who is also a member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member except as otherwise provided in this Agreement. A Manager shall be deemed to have resigned upon the Manager’s death, Disability, or Incapacity or, for a Manager that is an Entity, upon the Entity’s Designated Authority’s death, Disability, or Incapacity.

3.06  Removal. At a meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by Unanimous Vote. The removal of a Manager who is also a Member shall not affect the Manager's rights as a Member or their right to vote and shall not constitute a withdrawal of a Member except as otherwise provided in this Agreement. A Manager who is also a Member is permitted to vote as a Member in any such vote for removal without regard for the Member’s dual status as a Member and Manager.

3.07  Vacancy of Managers. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by a Unanimous Vote by the Members no later than ninety (90) days after the vacancy occurs. A Manager elected to fill a vacancy shall be elected for the unexpired term of the Manager’s predecessor in office and shall hold office until the expiration of such term and until the Manager’s successor is elected and qualified or until the Manager’s earlier death, resignation or removal.

3.08  Manager Liability. No Manager of the Company shall be liable to the Company or its Members for any monetary or other damages for an act or omission in the Manager's capacity as a Manager, except for liability of a Manager for an Exculpation Exception and only for an act that would constitute an Exculpation Exception. If the Act or other applicable law is amended to authorize action further eliminating or limiting the liability of the Managers, then the liability of each Manager of the Company shall be eliminated or limited to the fullest extent permitted by the Act or other applicable law, as so amended, except as provided herein.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a Manager existing prior to or at the time of such repeal or modification, and such repeal or modification shall apply prospectively only.

A “breach” of this Article occurs as to a Manager for the purposes of this Agreement where a Manager has committed an Exculpation Exception.

Notwithstanding the foregoing, it shall be a defense to an Exculpation Exception that the Manager otherwise acted in accordance with the “business judgment rule” as outlined in Texas common law and, where Texas law is silent on a particular matter regarding the business judgment rule, as outlined under Delaware law.

3.09  Not Sole Enterprise. A Manager shall not be required to manage the Company as the Manager’s sole and exclusive function and the Manager may have other business interests and engage in activities in addition to those relating to the Company.

3.10  Managers' Meetings. Where only one Manager is then serving, no Manager’s meetings shall be required. Managers' meetings, regular or special, may be held either within or outside of the State of Texas. Managers may participate in such meetings in person or by use of telephone equipment or other electronic means allowing for confirmation of presence/attendance of the Manager (including electronic or online instant messaging services, software, or “chat rooms”). An annual meeting of the Managers may be held, and if held, shall be at such time and place as determined by the Managers. Additional or special meetings of the Managers shall be held whenever requested to do so by any Manager or the President (if elected) by providing ten (10) days electronic (via electronic mail) or written notice stating the date, time, place and purpose of the meeting. If all of the Managers execute a waiver of notice of the meeting, no notice shall be required, and said waivers may be initiated, confirmed, and executed via electronic mail messages originating from the Manager wishing to waive notice. Attendance of Managers at any meeting shall constitute a waiver of notice of such meeting, except where the Managers attend a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

3.11  Quorum.

a) One hundred percent (100%) of the Managers shall constitute a quorum for the transaction of business at all meetings of the Managers. The act of sixty-six percent (66%) of all Managers shall be the act of the Managers unless the act of a greater number is required by statute, by the Certificate of Formation or by this Agreement. If there is no quorum at a meeting of the Managers, then the meeting shall adjourn and a new notice be sent for a new meeting. If there is no quorum present at the successor meeting, then sixty-six percent (66%) present shall constitute a quorum, unless this action is prohibited by law. Notwithstanding this Article 3.12(a), the Managers may act by a writing signed by sixty-six percent (66%) of the Managers provided that one hundred percent (100%) of the Managers receive notice of the act five (5) days prior its execution.

b) Notwithstanding Article 3.12(a) any Manager may take the actions that the Manager is permitted to take pursuant to any Manager’s Agreement if promulgated in accordance with Paragraph 3.04 hereinabove.

3.12 Manager’s Proxy Voting. A Manager may not vote by Proxy.

3.13  Committees. The Managers may designate one or more committees to assist in the exercise of the management and business affairs of the Company, subject to the limitations set forth in the Act, and all amendments thereto. Any such committee, to the extent provided in such resolution, the Certificate of Formation, or by this Agreement, shall have and may exercise, subject to the control of the Managers, such powers and duties as prescribed and authorized by the Managers. Each such committee shall utilize the following minimum requirements and such other requirements as established by the Managers:

a) Each committee shall be comprised of at least one (1) Manager, who shall be the presiding chairman of the committee. The committee members shall be determined by the Manager. Committee members (with the exception of the presiding chairman) are not required to be either Managers or Members of the Company.

b) Any members of any such committee may be removed by the Manager, whenever in the Manager’s judgment the best interests of the Company will be served thereby.

c) The designation of one or more committees and the delegation of authority to any such committee shall not operate to relieve the Manager of any responsibility imposed upon the Manager by law.

d) The salaries and/or other compensation of the committee members, if any, shall be determined by unanimous vote of the Managers.

3.14 Compensation and Reimbursement. Manager compensation, if any, shall be established from time to time by Unanimous Vote. The Company shall also be responsible for paying all costs incurred by the Manager in the operation of the Company and preparation and distribution of reports and other communications concerning the Company. If any such costs and expenses are or have been paid by the Manager on behalf of the Company, then the Manager shall be entitled to be reimbursed for such payment from the Company. Any change in the Manager’s compensation set forth above must also be approved by Unanimous Vote.

3.15 Contracts with Managers and Members. No contract or other transaction between the Company and one or more of its Members or Managers or between the Company and another Entity or enterprise of which one or more of the Members or Managers hold an ownership interest, or in which they are otherwise interested, directly or indirectly, shall be invalid solely because of such relationship, or solely because such Member or Manager is present at or participates in the meeting of the Managers or committee thereof which authorizes the contract or other transactions or solely because his or their votes are counted for such purpose, if the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the Managers, and such Managers in good faith authorize the contract or other transaction by the affirmative vote of a majority of the disinterested Managers even though the disinterested Managers be less than a majority of Managers, or the material facts as the his or her relationship or interest and as to the contract or other transaction is otherwise approved by Unanimous Vote. It is expressly agreed by the Members that sales transactions between the Company and Exchanging Member are expected and shall not constitute an invalid relationship or conflict of interest.

3.16 Partnership Representative. If the Company qualifies to elect pursuant to Code Section 6221(b) (or successor provision) to have Subchapter C of Chapter 63 of the Code not apply to any federal income tax audits and other proceedings, the Managers may cause the Company to make such election in consultation with the Company’s tax advisor(s). Otherwise, the then serving Managers of the Company shall be designated the “partnership representative” within the meaning of Code Section 6223 with sole authority to act on behalf of the Company for purposes of Subchapter C of Chapter 63 of the Code and any comparable provisions of state or local income tax laws provided. Where the Partnership Representative represents the Company in connection with all examinations of the Company's affairs by tax authorities, including, without limitation, administrative and judicial proceedings, the Members agree to cooperate with each other and to do or refrain from doing any and all things reasonably required to conduct such proceedings.

In addition:

a)	If any “partnership adjustment” (as defined in Code Section 6241(2)) is determined with respect to the Company, the Partnership Representative shall promptly notify the Members upon the receipt of a notice of final partnership adjustment, and shall take such actions as directed by a majority of the Members in writing within 10 business days after the receipt of such notice, including whether to file a petition in Tax Court, cause the Company to pay the amount of any such adjustment under Code Section 6225, or make the election under Code Section 6226.

b)	If any “partnership adjustment” (as defined in Code Section 6241(2)) is finally determined with respect to the Company and the Partnership Representative has not caused the Company to make the election under Code Section 6226, then (i) the Members shall take such actions requested by the Partnership Representative, including filing amended tax returns and paying any tax due in accordance with Code Section 6225(c)(2); (ii) the Partnership Representative shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4) and (5); and (iii) any “imputed underpayment” (as determined in accordance with Code Section 6225) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the partnership adjustment and any associated interest and penalties are borne by the Members based upon their interests in the Company for the reviewed year.

c)	If any subsidiary of the Company (i) pays any partnership adjustment under Code Section 6225; (ii) requires the Company to file an amended tax return and pay associated taxes to reduce the amount of a partnership adjustment imposed on the subsidiary, or (iii) makes an election under Code Section 6226, the Partnership Representative shall cause the Company to make the administrative adjustment request provided for in Code Section 6227 consistent with the principles and limitations set forth in Sections 1(d)-(e) above for partnership adjustments of the Company, and the Members shall take such actions reasonably requested by the Partnership Representative in furtherance of such administrative adjustment request.

d)	The obligations of each Member or former Member under this provision shall survive the transfer or redemption by such Member of its Membership Interest and the termination of this Agreement or the dissolution of the Company.

3.17 Manager Actions Without a Meeting. Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is evidenced by a sufficient percentage of managers, as provided in this Agreement, in written consents describing the action taken, signed by each Manager entitled to vote and kept in the minutes or for filing with the Company records. Action taken under this Article is effective when a sufficient percentage of Managers entitled to vote have signed the consent, unless the consent specifies a different effective date. Such consent may also be obtained by one or more or a series of electronic mail or text messages from each Manager where such message states the proposed action to be taken and each Manager required or permitted to vote on the same expresses their consent via such electronic mail or text messages. Where text messages are used, the telephone number of a given text message must match the mobile telephone number of record for a given Manager shown in the Company’s records.

3.18 Officers. It is intended that the entirety of the Company’s affairs be managed by the Managers. However, the Company may also have officers if deemed necessary by the Managers. The appointment or election of one or more officers (along with their respective functions/job duties) shall be set forth in writing or pursuant to a separate employment agreement and shall further require approval by Unanimous Vote. One person may hold any two or more offices, and no officers need be a Manager, Member, or a resident of Texas.

ARTICLE IV.

MEMBERS

4.01  Members. Ownership rights in the Company are reflected as Units or as a Percentage Interest. The Company is initially authorized to issue up to One Thousand (1,000) Units. Members must own a minimum of one whole Unit and may own, additionally, fractional Units in the Company. Fractional Units shall be denominated in halves (0.50) or in quarters (0.25) only. By Unanimous Vote, the Company may issue (i) additional units or other interests in the Company (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into interests in the Company and (iii) warrants, options or other rights to purchase or otherwise acquire interests in the Company; provided that the Company shall not issue units to any Person unless such Person shall have executed a counterpart to this Agreement. The Company may issue additional Units for any form of consideration the Managers determines appropriate where the issuance is approved by Unanimous Vote.

If additional units are issued, the rights of Members in respect of units or interests of any class or series shall be reduced/diluted on a pro rata basis based on holdings of such Units, and the Managers shall have the power and authority to amend the Schedule of Members solely to reflect such additional issuances and reduction/dilution and to make any such other amendments as they deem necessary or desirable to reflect such additional issuances/admission of additional Members. The name, address, electronic mail address, Units, Percentage Interest, and value of capital contributed by each Member shall be recorded in the records of the Company. In matters subject to a vote of the Members, each Member with Voting Interests shall vote in proportion to their respective Percentage Interest. Cumulative voting of interests shall not be permitted.

Although the Company uses Units as a measure of a Member’s Membership Interest and may increase the total number of Units distributed as a means of adjusting Percentage Interests, the Company does not intend to hold Units as “treasury stock” in the corporate sense. Rather, it is understood and agreed that the Company may admit one or more additional Members collectively or individually holding up to a one-hundred percent (100%) Percentage Interest in the Company, all as determined based on the definitions and terms of this Agreement.

If the Company participates in any transaction to acquire or reacquire Membership Interests, then such transaction shall be treated as a ‘redemption’ whereby the reacquired Membership Interests are cancelled or distributed pro-rata amongst the remaining Members of the Company.

4.02 Classes of Interests. There shall only be one (1) class of Membership Interests.

4.03  Limitation of Liability. Each Member's liability shall be limited as set forth in this Agreement, the Act, the judicial decisions of the State of Texas, and other applicable law. Members are not agents for the Company.

4.04  Company Debt Liability. A Member will not be personally liable for any acts, debts or losses of the Company unless required by law.

4.05  Approval of Sale of All Assets or Units. The Members shall have the right by Unanimous Vote to approve the sale, exchange or other disposition of all, or substantially all, of the Company's assets or Units which is to occur as part of a single transaction or plan.

4.06  Company Books. The Managers shall maintain and preserve, during the term of the Company, such records and documents which the Managers, in the Managers’ discretion, deems appropriate. The Company shall maintain such other records as are required by non-waivable provisions of the Act. The Managers may delegate the maintenance of such records to Company employees or outside advisors/contractors.

4.07  Priority and Return of Capital. Except as may be expressly provided in Articles VI and VII or in any attachment or exhibit to this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Losses or distributions.

ARTICLE V.

MEETINGS OF MEMBERS

5.01  Annual Meetings. An annual meeting of the Members of the Company for the transaction of such business as may properly come before the meeting may be held at such time and date as shall be designated by the Managers from time to time and stated in the notice of the meeting. Such annual meeting shall be called in the same manner as provided in this Agreement for special meetings of the Members, except that the purposes of such meeting need be enumerated in the notice of such meeting only to the extent required by law in the case of annual meetings. If at any time the Company has only one Member entitled to vote, then no Member’s meetings shall be required.

5.02 Special Meetings. Special meetings of the Members may be called by the holders of not less than twenty percent (20%) of all Membership Interests. Business transacted at all special meetings shall be confined to the purposes stated in the notice.

5.03 Place of Meetings. The Managers may designate any place, either within or outside the State of Texas, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal place of business of the Company.

5.04 Notice of Meetings. Except as otherwise provided herein, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than five (5) nor more than thirty (30) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager or Members calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered three (3) calendar days after being deposited in the United States mail via certified mail, addressed to the Member at its address as it appears on the books of the Company. Notice of any such meeting may also be delivered electronically via electronic mail as long as the electronic notice otherwise complies with the requirements provided in this Agreement. Absent sooner confirmation of receipt by the intended recipient, electronic mail shall be deemed to have been delivered one (1) day after it has been electronically transmitted to the Member’s electronic mail address on file in the books of the Company.

5.05  Meetings of All Members. If all of the Members shall meet at any time and place, either within or outside of the State of Texas, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

5.06  Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

5.07  Quorum. Members holding 100% of the Membership Interests in person or by Proxy shall constitute a quorum at any meeting of Members. The Members present at a duly organized meeting may continue to transact business despite the withdrawal during such meeting of that number of Percentage Interest whose absence would cause less than a quorum.

5.08  Manner of Acting. All Member actions require a Unanimous Vote. Unless otherwise expressly provided herein or required under applicable law, only Members who have a Membership Interest and a Voting Interest may vote or consent upon any matter and their vote or consent, as the case may be, shall be counted in the determination of whether the matter was approved by the Members.

5.09  Voting Matters. Each Member with a Voting Interest shall Vote in proportion to the Member’s Percentage Interest as of the governing record date and cumulative voting shall not be permitted.

5.09.1 Designated Authority to Exercise Entity Voting. The Designated Authority shall exercise any Entity-Member’s right to consents, right to Vote or Voting Interests for all matters subject to the approval or disapproval of the Members under this Agreement. A Designated Authority’s participation in a consent or Vote involving the Members shall constitute a warranty and representation that: the Designated Authority’s vote represents the will/desire of the Entity-Member; the Designated Authority has the authority to bind and act on behalf of the Entity-Member as its agent; and the Entity-Member and Designated Authority have fulfilled any internal Entity-Member requirements necessary to document such authority, where applicable, including but not limited to resolutions, consents, or other documents. If an individual Designated Authority suffers Death, Incapacity or Disability, then the following person shall automatically succeed to the rights of such Designated Authority, as applicable, except as set forth in Article 3 regarding Managers: the lawfully appointed representative of the estate of such individual Designated Authority; or the successor to the Designated Authority according to the governing documents of the deceased or disabled Designated Authority’s Entity-Member. For Entity Members, any reference in this Agreement to the exercise of the rights of a Member is a reference to the exercise of such rights through the acts of the Entity Member’s Designated Authority.

5.10  Proxies. At all meetings of Members, a Member may vote in person or by Proxy executed in writing by the Member No Proxy shall be valid after sixty (60) days from the date of its execution. Proxies may be submitted by electronic mail.

5.11  Action by Members without A Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by a sufficient percentage of Members, as provided in this Agreement, in written consents describing the action taken, signed by Member entitled to vote and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Article is effective when a sufficient percentage of Members entitled to vote have signed the consent, unless the consent specifies a different effective date. Such consent may also be obtained by one or more or a series of electronic mail messages from each voting Member where such message states the proposed action to be taken and each Member required or permitted to vote on the same expresses their consent via such electronic mail messages.

5.13  Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice. A Member may submit a waiver of notice electronically to the Company by electronic mail.

5.14 Electronic or Telephonic Meetings. Meetings of the Members may also be held telephonically via conference call or electronically via an internet-based venue for meetings such as a “chat room” or similar online or internet-based meeting format that allows for the verification of the identity of the Member and presence of the Member for such meeting.

5.15 Resolving Voting Disputes. For voting disputes requiring an additional vote to meet the Unanimous Vote requirement under this Agreement, the Members shall submit themselves and the voting dispute to an informal meditative consultation with such mediator as the Members agree upon (the “Tiebreaking Mediation”). The mediator need not be a certified mediator, but may be an experienced business lawyer, business person, CPA, or other business professional. The informal Tiebreaking Mediation is supplementary to the primary dispute resolution procedures specified in this Agreement and is limited solely to Member voting matters in the event of a deadlock. The Tiebreaking Mediation may be initiated by any Member in the event that an additional vote is required. Scheduling of and timelines/deadlines for the Tiebreaking Mediation shall be mutually agreed between all Members with Voting Interests and the mediator but shall occur no less than thirty (30) days of a Member’s request for the same. Members will be permitted to present the proposed course of action or decision along with opposing viewpoints / support for their position to the mediator in the format of their choice.

Any fees/costs incurred to conduct the Tiebreaking Mediation will be borne by the Members pro-rata in accordance with their (respective percentage of) Membership Interests. Any further unresolved disputes shall be subject to the Dispute Resolution provisions of this Agreement and such other remedies for a deadlock in the Company permitted under the Act.

5.16 Business Conflicts. Members and Managers of the Company may participate in other business ventures without any obligation to offer the Company, Managers, or any other member the right to participate in such business(es) without regard for whether such businesses may be in competition with that of the Company.

5.17 Mergers, Sales, Conversion, and Acquisitions. Mergers, conversions, sales, acquisitions, the disposition of substantially all of the assets or Membership Interests of the Company, and other Fundamental Business Transactions (as that term is defined by the Act) must be approved by a Unanimous Vote.

ARTICLE VI.

CONTRIBUTIONS TO THE COMPANY

6.01  Members' Capital Contributions. Each Member has contributed an amount of cash or other valuable consideration determined by the Managers, as his, her, or its share of the Initial Capital Contribution. No Member shall be paid interest on any Capital Contribution to the Company. A Member’s Capital Account may also be adjusted as a result of the Share Exchange Agreement.

6.02  Additional Contributions. Members are not required to make additional Capital Contributions to the Company.

6.03 Capital Accounts.

a) A separate Capital Account will be maintained for each Member where applicable. Each Member's Capital Account will be increased by i) the amount of money or other consideration contributed by such Member to the Company; ii) the fair market value of any property contributed by such Member to the Company; iii) the amount of any Company liabilities that are expressly assumed by such Member or that are secured by any Company property distributed to such Member; iv) the amount of Profits allocated to such Member. Each Member's Capital Account will be decreased by i) the amount of money distributed to such Member by the Company; ii) the fair market value of any property distributed to such Member by the Company; iii) the amount of any liabilities of such Member that are expressly assumed by the Company or that are secured by any property contributed by such Member to the Company; and iv) the amount of Losses allocated to such Member.

b) In the event of a permitted sale or exchange of a Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred interest.

c) In determining the amount of any liability for purposes of this Article 6.03, there shall be taken into account Code §752(c) and any other applicable provisions of the Code and Treasury Regulations (as such provisions may be amended).

d)  In the event any Member has a deficit capital account at the end of any Company fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1)and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excesses as quickly as possible.

e) If the Company at any time distributes any of its assets in-kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member's allocable share of the Profits or Losses (to the extent such Profits or Losses have not previously been reflected in the Members' Capital Accounts) that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

f) If the Company makes an election under Code Section 754, the amounts of any adjustments to the bases (or Gross Asset Values) of the Assets of the Company made pursuant to Code Section 743 shall not be reflected in the Capital Accounts of the Members, but the amounts of any adjustments to the bases (or Gross Asset Values) of the Assets of the Company made pursuant to Code Section 734 as a result of the distribution of property by the Company to a Member (to the extent that such adjustments have not previously been reflected in the Members' Capital Accounts) shall be reflected in the Capital Accounts of the Members in the manner prescribed in Regulations Section 1.704-1(b)(2)(iv)(m)(4).

g)  The Members may elect, upon the occurrence of any of the following events, that the Capital Account balance of each Member shall be adjusted to reflect the Member's allocable share of the Profits or Losses (to the extent such Profits or Losses have not previously been reflected in the Members' Capital Accounts) that would be realized by the Company if it sold all of its property at its fair market value as reasonably determined by the Manager on the date of the adjustment:

(i) any increase in any new or existing Member's Interest in the Company resulting from a more than de minimis contribution of cash or property by such Member to the Company;

(ii) any reduction in a Member's interest in the Company resulting from a more than de minimis distribution to such Member in liquidation of all or a portion of such Member's Interest in the Company; and

(iii) whenever else allowed under application Regulations.

h)  In the event any Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest. In the event the transfer of an Interest in the Company causes a termination of the Company for federal income tax purposes under Code Section 708(b)(1)(B), the Capital Accounts of the Members shall be determined in accordance with Regulations Section 1.704-1(b)(2)(iv)(1).

i)  In the event the Regulations fail to provide guidance for the maintenance of the Capital Accounts of Members in particular instances, then the Capital Accounts shall be adjusted by the Members in a manner that (i) is consistent with the underlying economic arrangement among the Members, and (ii) is based, whenever practicable, upon federal tax accounting principles.

j) The provisions of this Article 6.03 are intended to comply with Treasury Regulations §1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the Managers determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or a Member) are computed in order to comply with such Regulations, the Managers may make such modification, provided that it will not have a material effect on the amounts distributable to any Member upon the dissolution of the Company. The Managers also shall i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Treasury Regulations §1.704-1(b)(2)(iv)(q), and ii) make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations §1.704-1(b).

6.04 No Deficit Makeup, But Qualified Income Offset Applies. Except as provided in Article 6.02, a Member with a deficit Capital Account balance shall not be required to contribute additional capital to the Company for the purposes of ‘making up’ the deficit or otherwise bringing the Member’s Capital Account back to a ‘zero’ or positive balance provided, however, that there shall be a qualified income offset as provided in Treasury Regulation 1.704-I(b)(2)(ii)(d) and as described above.

6.05 Additional Capital Provisions. No Member shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement. Except as otherwise provided in this Agreement, a Member may lend money to and transact other business with the Company, and, subject to applicable law, has the same rights and obligations with respect to those matters as a person who is not a Member.

ARTICLE VII.

ALLOCATIONS, INCOME TAX, DISTRIBUTIONS,

ELECTIONS AND REPORTS

7.01  Allocations of Profits and Losses from Operations.

Unless otherwise agreed by Unanimous Vote:

a) Profits and Losses are set forth in preceding paragraphs, and shall be allocated each fiscal year according to the number of units or percentage of Membership Interest owned, as reflected in the records of the Company (a fixed sharing ratio).

b) For any Membership Interest not owned by the same person for the entire fiscal year the allocation shall be prorated.

c) The Company shall not recognize any assignment of a Member's right to share in profits and losses (except for the security interest and appurtenant rights thereto granted to Company).

7.02 Special Allocations. The Members may, by Unanimous Vote, make Special Allocations regarding capital assets or the allocation of profit and loss for any Member for a given Fiscal Year by setting forth those Special Allocations, as amended from time to time, in a documentary attachment to this Agreement entitled “Exhibit A: “Overriding Allocations of Profits and Losses.” Any such Special Allocations shall not be taken into account in the general allocations provided for above which general allocations shall be complementary to such Special Allocations.

7.03  Distributions. The Managers may distribute Distributable Cash if approved by Unanimous Vote. Before distributing Distributable Cash to the members in accordance with the general distribution scheme noted below pro-rata in accordance with the Percentage Interests shown on Schedule 1, Distributable Cash shall first be distributed or set aside as follows:

- for Tax Distributions under this Agreement;

- to the repayment of Member Loans, if any; then

- to the Members in accordance with their respective Percentage Interests.

Except as herein provided to the contrary, a Member has no right to demand and receive any distribution in a form other than cash. Except as otherwise provided herein, all distributions of cash or other property shall be made to the Members pro rata in proportion to the respective Percentage Interests of the Members on the record date of such distribution or as otherwise determined by the Managers. Except as provided in Article 7.04, all distributions of Distributable Cash and property shall be made at such time and in such amounts as determined by the Managers. All amounts withheld by contract or pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Article 7.03.

7.04 Limitation upon Distributions.

a) Unless agreed by Unanimous Vote, no distributions or return of contributions shall be made and paid if, after the distribution or return of distribution is made either:

1.	the Company would be insolvent;
2.	the Reserve would be depleted; or
3.	the net assets of the Company would be less than zero.

b) The Managers may base a determination that a distribution or return of contribution may be made under Article 7.03(a) in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the person having charge of its books of account or certified by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Company.

7.05  Accounting Principles. The profits and losses of the Company shall be determined in accordance with commonly accepted accounting principles applied on a consistent basis using the cash method of accounting unless the Code or Treasury Regulations require the use of the accrual method or another accounting method. The Managers may elect such methods as are permitted under the Code.

7.06  Accounting Period. The Company's accounting period shall be the calendar year (“Fiscal Year”) unless otherwise determined by the Manager(s). The Fiscal Year may be also adjusted to match the fiscal year of the Exchanging Member.

7.07  Records, Audits and Reports. At the expense of the Company, the Manager shall reasonably maintain records and accounts of the operations and expenditures of the Company. The Manager may delegate this task to an accounting or other financial firm working for the benefit of the Company. Any Member may audit such records no more than once per Fiscal Year after the closure of a given Fiscal Year at the Member’s sole expense.

7.08 Returns and Other Elections. The Managers and Officers (if any) shall cause the preparation and timely filing (subject to any extensions permitted, which are exercisable by the Manager) of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's Fiscal Year taking into account any permitted extensions or disputes with a taxing authority. All elections permitted to be made by the Company under federal or state laws shall be made by the Managers. Members must timely provide any information required by the Company for the timely filing of returns. If the Company obtains an extension of time to file any return, a copy of the return will be provided to Members within a reasonable time after the return is filed.

7.09 Interest On and Return of Capital Contributions. No member shall be entitled to interest on its Member’s Capital Contribution or to return of its Capital Contribution.

7.10 Tax Distribution. In addition to the general distributions provided above, if a Member has received an allocation of Profits from the Company that exceed the Member’s allocation of Losses for a given tax year, the Managers must distribute available cash/Distributable Cash to the Member(s) equal to the Member’s allocation of profits for the calendar year multiplied by the Member’s effective tax rate (the effective tax rate being the percentage of the Member’s adjusted gross income that is due to the US Treasury for income tax for the applicable year).

7.11 Allocation of Liquidation Preferences. In the event of the Company's liquidation, allocations of Profits or Losses, as appropriate, shall be made among the Members so that a liquidating distribution in accordance with positive Capital Account balances shall to the greatest extent possible be equal to a liquidating distribution pro rata in accordance with the respective Percentage Interests of the Members, with the result that the economic expectations of the Members shall be realized. In order to effectuate the economic expectations of the Members, the Company shall make such allocations of Profits and Losses among the Members (including, without limitation, allocations of items of gross income and/or deduction) as may be necessary for the year of such liquidation.

7.12 Allocation Upon Buy-Out or Shift in Interest. In the event of the transfer of all or part of an Interest pursuant to this Agreement at any time other than the end of a Company Year, the distributive share of the various Company items in respect of the Interest so transferred shall (unless otherwise determined in writing by the transferor and transferee) be allocated between the transferor and transferee (i) in the same ratio as the number of days in such Company taxable year before and after such transfer or adjustment, except that the provisions of this sentence shall not be applicable to a gain or loss on the sale or other disposition of all or substantially all of the property of the Company or to other extraordinary nonrecurring items or (ii) as otherwise required under the Code.

ARTICLE VII.

TRANSFERABILITY AND CERTIFICATES

8.01  Withdrawal of Members; Superseding Share Exchange Agreement. A Member shall not be permitted to withdraw from the Company. The Share Exchange Agreement sets forth an option between Member Michael Wanke and Exchanging Member pursuant to which Exchanging Member may acquire Member Michael Wanke’s Membership Interest upon the terms and conditions set forth in the Share Exchange Agreement. To the extent the terms of this Section 8 and the terms of the Share Exchange Agreement conflict regarding Exchanging Member’s purchase option contained therein, the terms of the Share Exchange Agreement shall control.

8.02 Restrictions on Transfer of Membership Interests. No Member shall have any right to sell, pledge/hypothecate, transfer, or assign an interest in the Company without the written consent and approval of all the Members (a Unanimous Vote). Any transfer or encumbrance of a Membership Interest without approval by the Members as required under this Agreement shall be void. Notwithstanding any other provision of this Agreement to the contrary, a Member who is a natural person may transfer all or any portion of his or her Membership Interest to any revocable trust created for the benefit of the Member, or any combination between or among the Member, the Member's spouse, and the Member's issue; provided that the Member retains a beneficial interest in the trust and all of the Voting Interest included in such Membership Interest and further provided that only the Member may make decisions regarding the Company.

8.02.1 Natural Heirs. Further, and notwithstanding any provision of this Agreement to the contrary, a Member may leave his/her Membership Interests to the Member’s natural heirs as designated in the Member’s will, as determined via guardianship proceedings, or as probated under proceedings for intestacy. If the Member has not made such bequest or if the Member’s heirs express their desire not to become a Substituted Member or Member, then the Member’s death shall instead be treated as a Triggering Event, with the proceeds of any purchase of such Membership Interest being payable to the deceased Member’s estate or heirs, as applicable.

8.03 Option to Purchase Membership Interests. On the happening of any of the following events (“Triggering Events”) with respect to a Member (as applicable), the Company and the other Members shall have the option to purchase all or any portion of the Membership Interest in the Company of such Member (“Selling Member”) as set forth in Section 8.04:

a)	Subject to the provisions of Article 8.02, the death or Incapacity, or Disability of a Member who is an individual;

b)	the Bankruptcy of a Member; or

c)	the occurrence of any other event that is, or that would cause, a Transfer in contravention of this Agreement.

Except in instances of a Member’s death or Incapacity each Member agrees to promptly give Notice of a Triggering Event to the Company and all other Members provided, however, that such notice shall not be a condition to the Company’s or other Members’ exercise of any purchase option set forth herein. In the instance of the Bankruptcy of a Member, the Member must provide the Company with at least thirty (30) days advance written notice of the Member’s intention to file for Bankruptcy.

8.04  Company's Option to Purchase Membership Interests.

a) On the receipt of Notice of any Triggering Event (the date of such receipt is hereinafter referred to as the “Trigger Date” or “Option Date”), the Manager(s) shall promptly give notice of the occurrence of such a Triggering Event to each Member, and the Company shall have the option, for a period ending ninety (90) calendar days following the determination of the purchase price to purchase the Membership Interest in the Company to which the option relates (each a “Company Option”), at the price and on the terms provided herein, and if the Company fails to exercise the aforementioned option, then the other Members, pro rata in accordance with their prior Membership Interests in the Company, shall then have the option, for a period of thirty (30) days after the end of the respective Company Option period, to purchase the Membership Interest in the Company not purchased by the Company, on the same terms and conditions as apply to the Company.

b) The “Purchase Price” shall be the Agreed Value of the Membership Interest being acquired.

c) The Company or purchasing Members shall pay the Purchase Price in cash, by wire transfer of immediately available funds or such other form of payment as shall be agreeable to the selling Member or may pay the Purchase Price in a 5 year note with interest set at the current prime rate published in the Wall Street Journal, at the Company or purchasing Member’s/Members’ Option, provided that an initial upfront payment of 25% of the Purchase Price is also paid.

8.05  Participation in Voting.

a) No Member shall participate in any Vote or decision in any matter pertaining to the forced disposition of that Member's Membership Interest in the Company under this Agreement. No transferee shall have a Voting Interest in the company unless the Members grants the transferee a Voting Interest by Unanimous Vote.

b) Notwithstanding any other provision in this Agreement, any Member with a Voting Interest who receives an additional Membership Interest in the company from another Member or Deceased Member (through probate or intestate successions) who had a Voting Interest prior to transfer of the additional Membership Interest, shall have a Voting Interest in proportion to her entire Membership interest including the additional Membership Interest with voting rights.

8.06 Securities Laws. The initial sale or issuance of Membership Interests in the Company to the initial Members is exempt from securities laws of the State of Texas in accordance with the Act and has not been qualified or registered under the securities laws of any state, or registered under the Securities Act of 1933 (“1933 Act”), as amended, in reliance upon exemptions from the registration provisions of those laws. Notwithstanding any other provision of this Agreement, Membership Interests may not be Transferred or Encumbered unless registered or qualified under applicable state and federal securities law or unless, in the opinion of legal counsel satisfactory to the Company, such qualification or registration is not required. The Member who desires to transfer a Membership Interest shall be responsible for all legal fees incurred in connection with said opinion.

8.07  Certificates. The Company may issue certificates representing Membership Interests but is not required to do the same. If a certificate is issued, no replacement certificate shall be issued until the former certificate for the Units represented thereby shall have been surrendered and canceled, except that replacements for lost or destroyed certificates may be issued, upon such terms, conditions, and guarantees as the Manager may see fit to impose, including the execution of an indemnity agreement.

ARTICLE IX.

WINDING UP AND TERMINATION

9.01  Termination of Existence.

a) The Company shall wind up its affairs upon the occurrence of any of the following events:

1.	a determination by an affirmative Unanimous Vote; or
2.	an entry of a decree of judicial dissolution.

b) In addition to the language set forth above for the Designated Authority, if a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage her person or her property, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling his or her estate or administering his or her property.

9.02  Winding Up, Liquidation and Distribution of Assets.

a) Upon termination of the Company, an accounting shall be made by the Managers or the Company's accountants or other financial professional of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of winding up. The Managers shall immediately proceed to wind up the affairs of the Company.

b) If the Company’s affairs are to be wound up, the Managers shall:

1.	Sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Manager may determine to distribute any assets to the Members in kind),

2.	Notify creditors of the Company of the filing and, to the extend funds are available, discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for Distributions, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such Reserves shall be deemed to be an expense of the Company),

3.	Distribute the remaining assets in accordance with the Act and to the extent the Members have positive capital accounts; and

4.	Notify the Secretary of State's Office in and for the State of Texas., within thirty (30) days of dissolution of the Company, that the Company is being dissolved and take such steps and execute such documents as are necessary to revoke the Company’s registration with the Secretary of State's Office in and for the State of Texas.

c) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

d) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

e) The Managers shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

9.03  Certificate of Termination. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefore and all of the remaining property and assets of the Company have been distributed, a Certificate of Termination as required by the Act, shall be executed and filed with the Texas Secretary of State.

9.04  Effect of Filing of Certificate of Termination. Upon the filing of a Certificate of Termination with the Texas Secretary of State, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Manager(s) shall have authority to distribute any Company property discovered after termination, convey real estate and take such other action as may be necessary on behalf of and in the name of Company.

9.05  Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon termination, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member, except as otherwise provided by law.

ARTICLE X.

INDEMNIFICATION AND INSURANCE

10.01  Indemnification of Managers and Officers. The Managers shall authorize the Company to pay or reimburse any present or former Manager or Officer of the Company any costs or expenses actually and necessarily incurred (including, but without limitation, judgments, penalties [including excise and similar taxes], fines, settlements, costs and reasonable attorneys' fees) by that Manager or Officer in any action, suit, or proceeding to which the Manager or Officer is made a party by reason of holding that position, provided, however, that no Manager or Officer shall receive such indemnification if finally adjudicated therein to be liable for an Exculpation Exception. This indemnification shall be extended to good-faith expenditures incurred in anticipation of threatened or proposed litigation. The Manager may, in proper cases, extend the indemnification to cover the good faith settlement of any such action, suit, or proceeding, whether formally instituted or not. Additionally, the Manager may, at the Manager’s discretion pay any of the costs incurred during the pendency of any action, suit, or proceeding; provided that the foregoing shall not apply where the Manager or Officer is accused of an Exculpation Exception and, should the Manager or Officer be finally adjudicated as liable for Exculpation Exception or breach of Article 3.08, any sums previously paid on behalf of said Manager or Officer shall be immediately repaid to the Company.

The Company is also required to advance to any Manager reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding which arises out of such conduct as those costs and expenses are incurred. If such an advance is made by the Company the Manager must agree in writing to reimburse the Company for such fees, costs and expenses to the extent that it is ultimately determined by a court of competent jurisdiction that such Manager was not entitled to indemnification. However, the Company shall not initially be required to advance the cost of such attorney’s fees to any Manager or Officer where the Manager or Officer is accused of an Exculpation Exception, or in any application by a Member for a rehabilitative receivership for the Company. The foregoing does not affect the rights of a Manager to be reimbursed for such fees, costs, and expenses if the Manager or Officer is ultimately found not to have breached Article 3.08 or engaged in an Exculpation Exception. If a Manager or Officer seeking such advancement is denied such advancement on the basis of the commission of an Exculpation Exception, in addition to meeting the requirements set forth above for such advancement, the Manager or Officer may also file a request for an interim evidentiary hearing with the arbitrator or court of law overseeing any such dispute, as applicable, to request a ruling on the interim advancement of such fees, expenses, and costs based upon the Manager’s or Officer’s showing that the Manager likely did not commit or participate in an Exculpation Exception or is entitled to a defense to the same as set forth in Article 3.08. If so, the arbitrator or court shall evaluate the Manager or Officer’s request in the same manner as a request for a pre-trial, equitable remedy under Texas law, and the proof required for the Manager to receive such advancement shall be a showing that the Manager is likely to prevail at trial or other final hearing as to a non-breach of Article 3.08, defense to an Exculpation Exception allowed under Article 3.08, or non-participation in an Exculpation Exception in the same manner as is required for a party to obtain, sustain or receive a temporary injunction under Texas common law. In so doing, the same standards of proof, burden shifting mechanisms, and evidence required to sustain a showing that a party is likely to prevail at trial for the purposes of seeking a temporary injunction shall also apply to the Manager’s or Officer’s request for a disputed advancement submitted to the court or arbitrator based on a breach of Article 3.08 or participation in an Exculpation Exception, provided however that no party to such proceeding shall be required to post a bond. The court or arbitrator may be further guided in considering such request by any applicable Texas common law or case-law regarding advancements. The court or arbitrator’s ruling on such application shall be treated the same as a trial court’s initial ruling on a request for a temporary injunction for the purposes of appeal rights and consideration at final trial on the merits, and the court’s or arbitrator’s initial ruling on advancement shall have no bearing on whether the Manager or Officer is fully and finally adjudicated to be entitled to such reimbursement of fees, expenses, and costs at a final trial on the merits. Notwithstanding the foregoing, nothing in this Article is intended to convert the contractual remedy offered herein to an equitable remedy; rather, in the absence of multiple Texas cases regarding disputes over advancements, the Members and Managers simply seek to implement a more predictable mechanism by which a court or arbitrator may consider the merits of a Manager’s or Officer’s request for an advancement denied on the basis of a breach of Article 3.08 or participation in an Exculpation Exception.

ARTICLE XI.

OTHER PROVISIONS

11.01  Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given and received for all purposes i) if delivered personally to the Party to whom the same is directed, or ii) is sent by registered or certified mail, postage and charges prepaid, addressed as follows: if to the Company, to the Company at the address set forth in Article 2.04 hereof, or to such other address as the Company may from time to time specify by notice to the Members; if to Manager, to the Manager in care of the Company at the address set forth in Article 2.04 hereof, or to such other address as the Company may from time to time specify by notice to the Members and Manager; if to a Member, to such Member at the address set forth in the initial membership record, or to such other address as such Member may from time to time specify by notice to the Company. In the event any such notice is refused by the addressee for any reason whatsoever, then the date of such refusal shall be deemed the date of receipt of such notice by the addressee.

11.02 Binding Effect. Except as otherwise provided in the Agreement, every covenant, term, and provision of the Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

11.03  Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. Time is of the essence in the performance of the obligations of the Parties under this Agreement.

11.04  Headings. Article and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.05 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then: 1) such provision shall be excluded from this Agreement; 2) the balance of the Agreement shall be interpreted as if such provision were so excluded; and 3) the balance of the Agreement shall be enforceable in accordance with its terms.

11.06  Further Action. Each Member agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions and intent of this Agreement.

11.07  Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require. The terms or phrases “at the election of” or “at the discretion of” a Manager or Member refers to decisions of the Managers or Members, as applicable, completed in accordance with the terms of this Agreement.

11.08  Amendments. This Agreement may not be amended, altered or repealed except in writing at a properly noticed meeting of the Members upon a Unanimous Vote.

11.09  Waivers. The failure of any party to seek redress for default of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a default, from having the effect of an original default.

11.10  Governing Law. The laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

11.11  Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

11.12 Representations. Each Member represents:

(a) That the Member understands that the membership interest obtained herein has not been registered under the 1933 Act or any state securities law and may not be sold or transferred in the absence of any effective registration statement under the 1933 Act, or an exemption from the registration thereunder and compliance with applicable state securities laws.

(b) That the purchase or acquisition of the membership interest herein is within an exemption to the 1933 Act.

(c) Member is acquiring the membership interest for Member’s own account.

(d) Member understands that this Agreement contains legally binding provisions, Member has had the opportunity to consult with a lawyer, and has either i) consulted with a lawyer, or ii) decided not to consult with a lawyer.

11.13  Counterpart Execution. This Agreement may be executed in any number of counterparts with same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement. Signatures upon documents returned or transmitted by facsimile or by electronic/digital signature shall be treated as originals.

11.14 Dispute Resolution. In the event of a dispute arising under, from, or related to this Agreement, the parties agree to submit themselves to the jurisdiction and venue of the Civil District Courts of Bexar County, Texas.

11.15 Prior Agreements. Except as otherwise set forth herein, this Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements including but not limited to any prior Operating Agreement of the Company, except as otherwise provided for in the Share Exchange Agreement.

11.16 Electronic Transmissions. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. Without limiting the manner by which notice may otherwise be given to the Managers or Members, any notice to the Managers or Members given by the Company under any provision of the Act or this Agreement shall be effective if given by a form of electronic transmission consented to by the Manager or Member to whom the notice is given. Any such consent shall be revocable by the Manager or Member by written notice to the Company. Any such consent shall be deemed revoked if:

(i) the Company is unable to deliver by electronic transmission two consecutive notices given by the Company in accordance with such consent; and

(ii) such inability becomes known to the secretary, an assistant secretary of the Company or to the Managers or transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the Member has consented to receive notice;

(ii) if by electronic mail, when directed to an electronic mail address at which the Member has consented to receive notice and where such delivery is made with a requested read receipt or delivery receipt;

(iii) if by a posting on an electronic network together with separate notice to the Member of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv) if by any other form of electronic transmission, when directed to the Member.

An affidavit of the secretary or an assistant secretary or of the Managers or of the transfer agent or other agent of the Company that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

11.17 Coverage of the Act. To the extent this Agreement is silent on a given provision or concept, applicable provisions of the Act shall apply or control.

The undersigned Members and undersigned Manager(s) have entered into the foregoing Operating Agreement and have caused their signatures, or the signatures of their duly authorized representatives, to be set forth below with an effective date equal to the Closing Date defined in the Share Exchange Agreement. This Agreement shall not become effective if Closing does not occur under the Share Exchange Agreement.

Member: Michael Wanke

Michael Wanke, Individually

Member: C-Bond Systems, Inc.

By: Scott Silverman
Its: Chief Executive Officer

Acknowledged and Agreed by the Manager(s):

Michael Wanke

Scott Silverman

Allison Tomek

Schedule 1

Member	Initial Capital Contribution		Initial Capital Account		Units / Percentage Interest
C-Bond Systems, Inc.	$	______	$	______	80%
Michael Wanke	$	________	$	______	20%

Designated Authority:

Member C-Bond Systems, Inc.:

Board of Directors of C-Bond Systems, Inc.